SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                     FORM 8K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934


                          April 24, 2003 Date of Report
                       (Date of earliest event reported):



                                RENT SHIELD CORP.
             (Exact name of registrant as specified in this charter)



             FLORIDA                    0-50046               59-1082128
  (State or other jurisdiction       (Commission             (IRS Employer
       of incorporation)             File Number)          Identification No.)



                7695 S.W. 104 Street, Suite 210, Miami, FL 33156
              (Address and Zip Code of Principal Executive Offices)

                    Issuer's Telephone Number: (305) 663-3333


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ITEM 1. CHANGES IN CONTROL OF REGISTRANT.

         Resulting from our Board of Directors and majority shareholder approving a cancellation of shares held by the Company's majority shareholder and issuance of new shares, and pursuant to an Agreement for the Exchange of Common Stock dated April 24, 2003, control of the Company will change on May 5, 2003. Pursuant to the Agreement, we will issue 60,000,0000 shares of our Series A Preferred Stock in exchange for all the issued and outstanding stock of Rent Gard, Inc., a Florida corporation. As a result, Rent Gard, Inc. will become a wholly owned subsidiary of us. Pursuant to the Agreement, Susan Parker has agreed to cancel 54,000,000 of her 60,000,000 shares of her post split common stock. Also as a result of the Agreement, Ms. Parker will resign as an officer and director of the Company and the following will be appointed as our new officers and directors:

Charles Napper Director
Judith Hamilton Director/President
Hugh Forrest Director/Secretary
Stephen Stonhill Director
Anna Sordi Director

         Charles Napper is a senior Broker with Tyser Specialty Risk Brokers Ltd. in the United Kingdom. Charles has many years in the financial services industry and now provides insurance advice and consulting on Insurance related Financial Services Products.

         Judith Hamilton is a barrister and solicitor in the Province of Ontario. She is a member in good standing of the Ontario Bar. She holds a B.ed. from Calvin College and LLB from York University

         Hugh Forrest is a graduate of York University and has spent the last 25 years in the insurance business. He earned credentials as a risk manager from the Insurance Institute of America, is a Licensed General Insurance Agent in several states and Principal Broker in the province of Ontario. Mr. Forrest started his career with Liberty Mutual Insurance Company and after 2 years in field operations was promoted to its Home Office National Risks Department in Boston, Massachusetts. He subsequently worked for Lloyds of London running their Canadian Automobile Insurance Portfolio and has spent the last 4 years operating multi state insurance agencies as Chief of Agency Operations and President and CEO. He will be responsible for the overall management of the company and provide overall corporate direction.

         Stephen Stonhill is experienced in the wholesale and reinsurance markets. Steve started his career as a London Broker and moved from London to New York where he continued his career with Reed Stenhouse as a reinsurance intermediaries. He moved to Toronto where he joined a retail subsidiary of Lowndes Lambert, a London based brokerage. When Lowndes was purchased by G. J. Sullivan and Co, Mr. Stonhill was asked to join in the capacity of Vice President. Through a Management Buy Out, he acquired a reinsurance and wholesale intermediary from G. J. Sullivan and continued to operate it in the name of Canadian


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



Intermediaries Ltd. In the 5 years since the management buy out, Canadian Intermediaries has become one of the largest Lloyd's tribunalized wholesalers in Canada.

         Anna Sordi is a marketing and business graduate from the University of Florida and has been very instrumental in successful startup business since her last 10 years.

         The shares which will be issued pursuant to the Agreement were as follows:

         Name                                        Number of Preferred Shares

Canadian Intermediaries Limited                               7,200,000
Hugh Forrest                                                  4,800,000
Tapawingo, LP                                                 1,600,000
Josie Boujos                                                  1,600,000
Sandhurst Holdings, Inc.                                      1,600,000
Judith Hamilton                                              21,000,000
Anna Sordi                                                   15,000,000
Leonard Napper                                                1,200,000
Nicola Napper                                                 1,200,000
Charles Napper                                                4,800,000

         Prior to the cancellation and issuance of shares, and giving effect to the Company's 3-1 forward split, the Company will have 66,228,600 shares of common stock issued and outstanding and no preferred shares issued and outstanding. As a result of the cancellation and issuance of shares, the Company will have 12,228,600 shares of common stock issued and outstanding and 60,000,000 shares of Series A Preferred Stock issued and outstanding. Each share of preferred stock is entitled to one vote per share. As such, the new shareholders control approximately 83% of the voting shares.

         The consideration for the issuance of the shares was the exchange of all the issued and outstanding shares of Rent Gard, Inc.

ITEM 2. ACQUISITION OR DISPOSITION OF ASSETS.

         As set forth in Item 1, we have Rent Gard, Inc. which was incorporated in the state of Florida on February 27, 2003 and was formed to be an exclusive service provider to Retail Insurance Brokers and Re-Insurance Underwriters in North America.

ITEM 3. BANKRUPTCY OR RECEIVERSHIP.

         Not applicable.

ITEM 4. CHANGES IN REGISTRANT'S CERTIFYING ACCOUNTANT

         Not Applicable


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


ITEM 5. OTHER EVENTS.

         As previously reported, on April 8, 2003, we changed our name to Rent Shield Corp. In addition, effective as of the beginning of business on April 31, 2003, to effectuate a 3 for 1 forward split of the Company's issued and outstanding Common Stock in the form of a stock dividend for shareholders of record as of April 10, 2003. This information is being furnished to our shareholders pursuant to Rule 14(f) and a copy of this 8-K is being mailed to all shareholders of record.


ITEM 6. RESIGNATION OF REGISTRANT'S DIRECTORS.

         Not Applicable

ITEM 7. FINANCIAL STATEMENT AND EXHIBITS.

         Rent Gard, Inc.'s audited financial statements for the purchase will be filed upon completion of said statements.


ITEM 8. CHANGE IN FISCAL YEAR

         Not applicable.

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

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                Rent Shield Corp.
                                                ------------------
                                                   (Registrant)


                                                By: /S/ Susan Parker
                                                Susan Parker, President




Dated: April 25, 2003.




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